Exhibit 10.54
SECURED CONSTRUCTION
LOAN AGREEMENT
     THIS SECURED CONSTRUCTION LOAN AGREEMENT (“Loan Agreement”) is entered into as of the second day of July, 2009, by and between CENTENNIAL BANK, F/K/A First State Bank (“Lender”), or its assigns, and CAMPUS CREST AT CONWAY, LLC (“Borrower”).
     WHEREAS, Borrower, at closing, will be the owner of that certain real property located in Faulkner County, Arkansas, upon which Borrower intends to construct ten (10) three (3) story residential apartment buildings with a single story clubhouse/leasing office (the “Project”); and
     WHEREAS, Borrower desires to borrow from Lender certain funds which shall be used for the purpose of constructing the Project; and
     WHEREAS, Borrower has made application to borrow from Lender amounts not exceeding Sixteen Million and No/100 Dollars ($16,000,000.00) to finance the direct and indirect costs of constructing the Project in accordance with the terms and conditions hereof;
     NOW, THEREFORE, in consideration of the premises herein set forth and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, each of the parties, intending to be legally bound by the provisions hereof, agrees as follows:
ARTICLE I
DEFINITIONS
     For purposes of this Loan Agreement, the following terms shall have the respective meanings assigned to them.
     1.01 Assignment of Rents. The term “Assignment of Rents” shall mean that Absolute Assignment of Leases, Rents, Contracts, Permits and Agreements of even date herewith that has been executed by Borrower to and in favor of Lender that provides for an assignment by Borrower to Lender of Borrower’s interest in all leases, lease proceeds, and/or rents generated from the operation of the Property.
     1.02 Advance. The term “Advance” shall mean a disbursement by Lender of any of the proceeds of the Loan.
     1.03 Application for Advance. The term “Application for Advance” shall mean a written request for an Advance by Borrower on that form which Lender may approve and accompanied by those attachments that Lender may reasonably request.
     1.04 Appraisal. The term “Appraisal” shall mean an appraisal of the Property and New Improvements prepared by an independent appraiser who shall be a member of the American Institute of Real Estate Appraisers selected by or satisfactory to Lender, which shall be delivered and acceptable to Lender in Lender’s sole discretion as required pursuant to Section 2.03(r) below.

     1.05 Approved Budget. The term “Approved Budget” shall mean that construction budget attached hereto as EXHIBIT A specifying the cost by item of (a) all labor, materials, and services necessary for the construction of the New Improvements in accordance with the Plans and all Governmental Requirements, and (b) all other expenses anticipated by Borrower incident to the Loan, the Property, and the construction of New Improvements.
     1.06 Borrower. The term “Borrower” shall mean CAMPUS CREST AT CONWAY, LLC.
     1.07 Borrower’s Deposit. The term “Borrower’s Deposit” shall mean those sums of money advanced by the Borrower, which in addition to funds advanced under the Loan, will be sufficient in order to construct the New Improvements in accordance with the Plans, and any Governmental Requirements.
     1.08 Code. The term “Code” shall mean the Uniform Commercial Code as currently in force in the State, as it may be subsequently amended or superseded.
     1.09 Completion Date. The term “Completion Date” shall mean August 1, 2010 or such other date as agreed to in writing by Lender and subject to Force Majeure Events.
     1.10 Construction Contract. The term “Construction Contract” shall mean all construction contracts and all amendments thereto, executed by Borrower for the construction of the New Improvements, including, without limitation, contracts between Borrower and the Contractor all of which shall be approved in writing by Lender, which approval shall not be unreasonably withheld.
     1.11 [RESERVED].
     1.12 Contractor. The term “Contractor” shall mean that entity or individual who has been retained by Borrower and approved by Lender who shall be responsible for the construction of the New Improvements. Lender hereby expressly approves Campus Crest Construction, LLC as the initial Contractor.
     1.13 Debtor Relief Laws. The term “Debtor Relief Laws” shall mean any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization, or similar laws affecting the rights or remedies of creditors generally, as in effect from time to time.
     1.14 Disbursement Agreement. The term “Disbursement Agreement” shall mean that form of Disbursement Agreement that is attached hereto as EXHIBIT B to be executed by and between Borrower and Lender and which sets forth certain conditions that must be met in order to seek an Advance of principal hereunder.
     1.15 Event of Default. The term “Event of Default” shall mean:
(a)	A failure by Borrower to make any payment of principal or interest on the Note when it is due and a continuance thereof for ten (10) days;

(b)	A failure by Borrower to comply with or perform any of the other material terms or conditions specified herein or in any other Loan Document after (i) the expiration of any grace period specific to that term or condition or, if none, (ii) delivery by Lender to Borrower of written notice of said default and Borrower’s failure to cure same within thirty (30) days unless such is not capable of cure within said period and Borrower thereafter diligently pursues the cure and such cure is completed within sixty (60) days thereafter;

(c)	The failure of an affiliate of Borrower, to pay or perform any financial or other obligation of any nature owed to Lender in connection with the Loan and cure such failure within any applicable grace period;

(d)	A failure by Borrower to perform, observe or comply with any of the material terms, covenants, conditions, or provisions of the Construction Contract and cure such failure within any applicable grace period;

(e)	The incorrectness in any material respect of any representation or warranty made by Borrower to Lender in any of the Loan Documents which has a material and adverse effect on Lender and which Borrower fails to cure within thirty (30) days of the date it knew or reasonably should have known of such incorrectness;

(f)	The cessation of the construction of the New Improvements, other than for Force Majeure Events (as that term is defined in Section 4.03), for more than thirty (30) consecutive days or an aggregate of thirty (30) days out of any ninety (90) day period without the written consent of Lender;

(g)	A failure of any of the materials incorporated into the New Improvements to substantially comply with the Plans, any Governmental Requirements, or the requirements of any lessee, if applicable and failure to cure within thirty (30) days after receipt of written notice from Lender;

(h)	A survey or plat shall show that any material improvement to the Property is not entirely within the boundary lines of the Property or encroaches upon any public road, waterway, setback line (except as authorized by permit or competent Governmental Authority), easement, right-of-way, street or any adjoining property (except as approved by the owner of such easement or any Governmental Authority having jurisdiction), or that any material Governmental Requirement has been breached or mat any adjoining structure encroaches upon the Property and Borrower is unable to obtain an appropriate waiver or easement for such encroachment;

(i)	[RESERVED];

(j)	[RESERVED];

(k)	The New Improvements shall not have been completed and a certificate of occupancy has not been issued by the relevant governing entity (for any reason whatever) or in the reasonable judgment of Lender the construction of the New Improvements will not be completed on or before the Completion Date and are not expected to be completed within thirty (30) days thereafter;
(l)	The Project Inspector, if any, shall at anytime certify to Lender in writing that the Improvements are not, at the date of such certificate, being constructed with reasonable diligence in a good and workmanlike manner in accordance with the Plans and Borrower’s failure to cure such default within thirty (30) days of receipt of written notice from Lender;

(m)	[RESERVED];

(n)	Borrower shall generally not pay its debts as they become due or shall admit in writing its inability to pay its debts, or shall make a general assignment for the benefit of creditors;

(o)	Borrower shall commence any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of Borrower or its debts under any Debtor Relief Laws;

(p)	Any case, proceeding or other action is commenced against Borrower seeking to have an order for relief entered against Borrower, as debtor, or seeking a reorganization, arrangement, adjustment, liquidation, dissolution or composition of Borrower or its debts under Debtor Relief Laws, or seeking an appointment of a receiver, trustee, custodian, conservator, or liquidator or other similar official for Borrower or for all or any of the Premises, or any other property of Borrower, and such case, proceeding or other action (i) results in the entry of an order for relief against Borrower or (ii) remains undismissed for a period of sixty (60) days;

(q)	Borrower shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of any part of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or shall have suffered or permitted, while insolvent, any creditor to obtain a lien upon any of its property through legal proceedings or distraint which is not vacated within sixty (60) days from the date thereof;

(r)	[RESERVED];

(s)	The liquidation, termination, dissolution of Borrower;

(t)	Borrower’s attempt to convey the Premises or any interest therein (except as expressly permitted under the Loan Documents) outside the ordinary course of Borrower’s business, including without limitation the granting of a Mortgage or security interest subordinate to the Mortgage, without the prior written consent of Lender; or
     1.16 Existing Improvements. The term “existing improvements” shall mean all buildings and other improvements of whatever nature to the Property acquired by the Borrower in connection with its acquisition of the Property.
     1.17 Financing Statements. The term “Financing Statements” shall mean and include all such Uniform Commercial Code financing statements and continuation statements as Lender shall require to give notice of and perfect or to continue perfection of Lender’s security interest in all personal property and fixtures constituting a part of the Premises or otherwise constituting security for the Loan.
     1.18 Governmental Authority. The term” Governmental Authority” shall mean the United States, the State of Arkansas, Faulkner County, the City of Conway, or any other political subdivision in which the Property is located, and any other political subdivision, agency, department, commission, board, court or instrumentality which now or hereafter has jurisdiction over Lender, Borrower, or the Premises.
     1.19 Governmental Permits. The term “Governmental Permits” shall mean all certificates, licenses, permits, approvals and no-action letters from any Governmental Authority required to evidence full compliance by Borrower and conformance of the Premises with all legal requirements applicable to the Premises, construction of the New Improvements and the promotion of the Premises.
     1.20 Governmental Requirements. The term “Governmental Requirements” shall mean all laws, ordinances, rules, and regulations of any Governmental Authority applicable to Borrower or the Premises.
     1.21 Hazardous Waste. The term “Hazardous Waste” for purposes of this Loan Agreement shall mean any hazardous, radioactive, toxic, solid or special waste, substance, or component thereof, or any other such substance as defined under any applicable federal, state or local law or regulation.
     1.22 Project Inspector. The term “Project Inspector” shall mean that party so identified by Borrower and approved by Lender who shall be responsible for providing construction inspection services to the Lender in accordance with the Disbursement Agreement. The initial Project Inspector approved by Lender is Porter Brownlee. Lender acknowledges that Campus Crest Group, LLC shall provide construction management and inspection services to the Borrower and will be a party to the Disbursement Agreement.
     1.23 [RESERVED].
     1.24 Insurance Policies. The term “Insurance Policies” shall mean those insurance policies and coverage required by Lender under the Loan Documents.

     1.25 Leases. The term “Leases” shall collectively mean those leases executed by tenants of the Premises to and in favor of Borrower, if any. All of Borrower’s rights, title and interest under the Leases are absolutely assigned by Borrower to Lender pursuant to the Assignment of Rents.
     1.26 Lender. The term “Lender” shall mean Centennial Bank, f/k/a First State Bank, its successors and assigns.
     1.27 Lender Expenses. The term “Lender Expenses” shall mean costs or expenses of every nature which are incurred by Lender in connection with Lender’s administration and servicing, defending or enforcing of the Loan, including, without limitation, all reasonable fees and expenses incurred by both Lender and its legal counsel in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing (including fees and expenses incurred by Lender and its legal counsel in connection with a “workout,” a restructuring, or an insolvency proceeding concerning Borrower or any guarantor of the Obligations), defending, or concerning the Loan Agreement, irrespective of whether suit is brought. Provided, however, in all instances, Lender Expenses shall be limited to reasonable expenses which are reasonably necessitated by Lender’s transactions with Borrower or as may otherwise be required in order to protect Lender’s rights in and to the collateral securing the Loan. Included in those expenses intended to be paid by Borrower hereunder are the reasonable costs of Lender’s Project Inspector and any out of pocket costs associated with the renewal, extension or modification of the Loan.
     1.28 Loan. The term “Loan” shall mean the Loan contemplated by this Agreement, in the maximum principal amount of Sixteen Million No/100 Dollars ($16,000,000.00) or so much as may be advanced by Lender to Borrower, not to exceed, in the aggregate, the payment of the costs of labor, materials, and services supplied for the construction of the New Improvements and all other expenses incident to the construction of the Premises, all as specified in the Approved Budget.
     1.29 Loan Documents. The term “Loan Documents” shall mean this Secured Construction Loan Agreement; the Note; the Indemnification Agreement executed by Borrower in favor Lender as of an even date herewith (the “Indemnification Agreement”), the Mortgage, the Pledge and Security Agreement and the Assignment of Rents all executed by Borrower of even date herewith, and all other documents executed by Borrower at the request of Lender pertaining to this transaction.
     1.30 Mortgage. The term “Mortgage” shall mean that Mortgage, Security Agreement and Absolute Assignment of Leases and Rents of even date herewith, covering the Property, as hereinafter defined, and securing the payment of the Note and the payment and performance of all obligations specified in the Mortgage, the Loan Documents and this Loan Agreement, and evidencing a valid and enforceable lien on the Property.
     1.31 New Improvements. The term “New Improvements” shall mean all buildings and other improvements of whatever nature to the Property, the construction of which is required to properly develop the Property as contemplated in the Plans, and any other improvements the parties determine to erect.
     1.32 Note. The term “Note” shall mean the Secured Construction Promissory Note from Borrower to Lender of even date herewith, in the maximum principal amount of Sixteen Million and

No/100 Dollars ($16,000,000) the terms and conditions of which are incorporated herein by this reference.
     1.33 Obligations. The term “Obligations” shall mean all advances of principal and all interest, Lender Expenses, fees, costs, charges and other liabilities of every possible nature, whether now existing or accruing hereafter, and whether vested or contingent in nature, and whether monetary or non-monetary in nature, the payment or performance of which are owed by the Borrower to the Lender pursuant to the Note, the Loan Documents, this Loan Agreement or any other document executed by Borrower in favor of Lender.
     1.34 Plans. The term “Plans” shall mean the final drawings and specifications, approved in writing by Lender and Borrower for the construction of the New Improvements. Lender acknowledges that the Plans delivered to Lender have been so approved.
     1.35 Pledge and Security Agreement. The term “Pledge and Security Agreement” shall mean the Pledge and Security Agreement of even date herewith in which Borrower grants to Lender a security interest in certain personal property of Borrower pursuant to the Code.
     1.36 Premises. The term “Premises” shall mean the Property, the Existing Improvements, the New Improvements, and all fixtures, equipment and other associated personal property, tangible or intangible, including all property defined and set forth in the Mortgage.
     1.37 Property. The term “Property” shall mean the real property described in EXHIBIT C attached hereto and incorporated herein by reference.
     1.38 State. The term “State,” unless expressly indicated otherwise herein, shall mean the State of Arkansas.
     1.39 Survey. The term “Survey” shall mean a current certified survey of the Property performed by a surveyor duly licensed as such in the State of Arkansas, acceptable to the Lender, and satisfying the requirements for an ALTA/ACSM Land Title Survey and such other requirements as may be requested by Lender, and/or a recorded plat or map of the Property, as required by Lender, which such plat or map shall be approved and accepted by all Governmental Authorities having jurisdiction of the Property, The Survey shall, in any event, be sufficient to remove the “survey exception” to the Title Insurance Policy.
     1.40 Title Company. The term “Title Company” shall mean that title company identified by Borrower and approved by Lender.
     1.41 Title Insurance. The term “Title Insurance” shall collectively mean a title insurance commitment, binder, or policy, and applicable endorsements, as Lender may require, in the amount of the Loan, insuring that the Mortgage constitutes a valid lien covering the Property having the priority required by Lender and subject only to those exceptions and encumbrances which Lender may approve, issued by the Title Company.

     1.42 Title Insurance Policy. The term “Title Insurance Policy” shall collectively mean an ALTA Loan Policy in the amount of the Loan insuring that the Mortgage constitutes valid first and prior liens covering the Property and is subject to only those exceptions and encumbrances which Lender may approve in writing, issued by the Title Company, such Title Insurance Policy to provide Lender with gap, survey and lien coverage, and include such endorsements and additional coverage (including, without limitation, comprehensive coverage and zoning endorsements) as Lender shall reasonably request.
     1.43 Unconditional Guaranty. The Term “Unconditional Guaranty” shall mean that guaranty agreement that has been executed by Ted W. Rollins, Holly M. Rollins, Michael S. Hartnett, Terrye W. Hartnett, MXT Capital, LLC, Madeira Group, LLC and TXG, LLC, contemporaneously herewith pursuant to which they guaranty repayment of the Obligations.
     1.44 Zoning Classification Letter. The term “Zoning Classification Letter” shall mean a letter, in form acceptable to Lender, to be completed by an appropriate official of the city or county in which the Premises are located, certifying the present zoning classification of the Property.
ARTICLE II
ADVANCES OF THE LOAN
     2.01 Commitment of Lender. Subject to the conditions hereof, and provided that an Event of Default does not exist, Lender will make Advances to Borrower in accordance with this Loan Agreement. Borrower will not, under any circumstances, be entitled to request, and Lender will not, under any circumstances, be obligated to advance funds in excess of (a) the principal amount of the Loan or (b) a sum equal to eighty percent (80%) of the Appraisal value of the Premises. It is expressly agreed and understood that Lender shall only make Advances to Borrower in connection with the construction of New Improvements upon the Property that is more fully described in the Mortgage.
     2.02 Interest on the Loan. Interest on the Loan, at the rates specified in the Note, shall be computed on the unpaid principal balance that exists from time to time and shall be computed with respect to each Advance only from the date of such Advance (as to the portion of each Advance not constituting a portion of Borrower’s Deposit).
     2.03 Construction Advances. Provided that Borrower is otherwise not in violation of any term or provision of the Loan Documents, Borrower shall be entitled to receive Advances for the construction of the New Improvements, up to twice monthly, in accordance with the following procedures and subject to the satisfaction of the following conditions:
(a)	The Borrower shall deliver to Lender a fully executed Disbursement Agreement and an Application for Advance that has been prepared in accordance with the Disbursement Agreement. The Application for Advance shall have appended thereto all mechanics and materialmen’s lien waivers and copies of all invoices for which payment is being sought, all in accordance with the Disbursement Agreement;

(b)	The Application for Advance shall request an Advance that does not exceed ninety percent (90%) of the total value of all invoices for which payment is being sought (provided, however, that no retainage will be required or withheld for (i) materials, (ii) payments to subcontractors whose work has been completed and who have furnished a final lien waiver and release, or (iii) fees and other amounts due and owing to (a) the Contractor under the Construction Contract, (b) Campus Crest Group, LLC under that certain Development Agreement by and between Borrower and Campus Crest Group, LLC, dated as of the date hereof and (c) The Grove Student Properties, LLC under that certain Property Management Agreement by and between Borrower and The Grove Student Properties, LLC, dated as of the date hereof).

(c)	Lender shall have three (3) business days after receipt of an Application for Advance within which to conduct inspections and/or have the Project Inspector to satisfy itself that the work covered by the Application for Advance has been or is being accomplished in a satisfactory manner. Lender shall deliver written objections to any Application for Advance within said three (3) business day period or Lender shall be deemed to have approved such Application. If all conditions precedent to the requested construction Advance have been complied with to the reasonable satisfaction of Lender and the Title Company, Lender shall advance the amount set forth in such Application for Advance, at its discretion, either directly to Borrower or through the Title Company within said three (3) day period. Each construction Advance made pursuant to an Application for Advance for payment of any other items set forth in the Approved Budget shall be advanced to Borrower or through the Title Company, at Lender’s discretion.

The payment by Lender and/or the Title Company of any Application for Advance shall not constitute an approval or acceptance of the work or materials by the Lender, and Borrower hereby agrees that Lender shall be relieved from any liability or responsibility relating to: (1) the quality of the work, the quantity of the work, the rate of progress in completion of the work, or the sufficiency of materials or labor being supplied in connection therewith; and (2) any errors, omissions, inconsistencies or other defects of any nature in the Plans.

So long as there exists no Event of Default or any other condition which could diminish or otherwise jeopardize the coverage provided to Lender under the Title Insurance for the full amount of the Loan, the Lender shall make Advances directly to the Borrower.

(d)	Any and each construction Advance of the proceeds of the Loan shall be made only in accordance with the terms and conditions of the Approved Budget (subject to the provisions of this Loan Agreement) and the Construction Contract, and subject to the terms and conditions of this Agreement. All expenses of making any Advance through the Title Company shall be borne by Borrower.

(e)	There shall then exist no Event of Default.

(f)	The representations and warranties made in this Loan Agreement shall be true and correct in all material respects on and as of the date of each Advance, with the same effect as if made on that date.

(g)	Borrower will procure and deliver to Lender releases or waivers of mechanic’s and materialmen’s liens and receipted bills with respect to the preceding month’s disbursement showing payment of all parties who have furnished materials or services or performed labor of any kind in connection with the construction of any of the New Improvements.

(h)	The Title Insurance shall be endorsed and down-dated so as to extend title insurance coverage in an amount equal to each subsequent Advance with no additional title exceptions noted thereon which Lender might deem objectionable.

(i)	There shall be delivered to Lender evidence satisfactory to Lender that (i) prior to the receipt of any Advance, Borrower shall have expended from its own funds not derived from the proceeds of any loan, at least twenty (20%) percent of the cost to complete the Project and (2) the unadvanced Loan proceeds will be sufficient to pay for the completion of all New Improvements by the Completion Date in full accordance with the Plans. Such evidence may include a certificate signed by the Project Inspector. To the extent that Loan proceeds are inadequate, Lender must be satisfied that Borrower has otherwise arranged, by the funding of a Borrower’s Deposit or otherwise, for the providing of funds necessary to complete the New Improvements by the Completion Date in accordance with the Plans. The Loan must at all times be “in balance,” meaning that the total amount of the Loan not yet advanced, plus retainage and agreed reserves, shall equal or exceed the estimated cost of completion of construction of the New Improvements.

(j)	The work covered by each Application for Advance and all work preliminary thereto, shall have been performed to the reasonable satisfaction of Lender and the Project Inspector;

(k)	Lender shall have received a certified copy of Borrower’s Articles of Organization and Operating Agreement, together with a certified copy of a resolution of Borrower authorizing a loan transaction and the execution and delivery of the Loan Documents;

(l)	Lender shall have received the Note fully executed by Borrower;

(m)	Lender shall have received the Mortgage and Assignment of Rents, duly recorded in the real property recorder’s office of the appropriate county or counties, with all filing fees therefor paid, all prior to the commencement of any construction or site development on any part of the Property or the placing of any equipment, supplies or material on the Property;

(n)	Lender shall have received a paid Title Insurance Policy, which shall be endorsed and down-dated so as to extend title insurance coverage in an amount equal to each subsequent Advance with no additional title exceptions noted thereon which Lender might deem objectionable;

(o)	Lender shall have received the Survey;

(p)	Lender shall have received the fully executed Pledge and Security Agreement;

(q)	Lender shall have received a building permit or other land disturbance permit issued by the City of Conway that is effective as of the date construction commences on the New Improvements and that remains effective throughout the Premises’ construction and development process;

(r)	Lender shall have received the Appraisal which shall show the value of the Premises to equal or exceed $2,200,000 “as is”, $21,700,00 “as completed” and $23,200,000 “as stabilized”;

(s)	Lender shall have received the Approved Budget;

(t)	Lender shall have received the Zoning Classification Letter;

(u)	Lender shall have received the Plans;

(v)	Lender shall have received evidence that all utility connections necessary to the construction of the New Improvements are (or will be) available at the boundaries of the Property;

(w)	Lender shall have received a flood hazard letter, in form satisfactory to Lender, completed by Borrower’s surveyor, certifying that no part of the Premises lies within a flood hazard or flood prone area or, alternatively, a certificate of flood insurance in accordance herewith;

(x)	Lender shall have received certificates of insurance evidencing the placement of insurance and the coverages in the amounts described herein;

(y)	Lender shall have received title instruments evidencing the vesting of title to the Property in Borrower;

(z)	Lender shall have received a completed Application for Advance;

(aa)	Lender shall have received Title Company affidavits and endorsements (as reasonably required);

(bb)	Lender shall have received Financing Statements, in a form deemed acceptable to Lender;

(cc)	Lender shall have received a guaranteed maximum price construction contract from the Contractor in form and substance reasonably acceptable to Lender;

(dd)	Lender shall have received the fully executed Unconditional Guaranty;

(ee)	[RESERVED];

(ff)	Lender shall have received a $160,000 financing fee payable to Lender related to the Loan;

(gg)	[RESERVED];

(hh)	[RESERVED];

(ii)	Lender shall have received a copy of a certificate evidencing a commercial general liability policy in form and substance reasonably acceptable to Lender and issued by an insurance company that is reasonably acceptable to Lender, that notes Lender as an additional insured party thereunder;

(jj)	Lender shall have received a copy of a certificate evidencing builders’ risk insurance policy in form and substance reasonably acceptable to Lender and issued by an insurance company that is reasonably acceptable to Lender, that notes Lender as a mortgagee and loss payee thereunder;

(kk)	[RESERVED];

(ll)	Lender shall have received any and all other documents that Lender may reasonably require;
     2.04 Letter of Credit Advances. It is contemplated by Borrower and Lender that Borrower, or one or more of its affiliates, may desire to apply for and obtain, assuming the absence of a continuing Event of Default, one or more standby letters of credit issued by Lender for the benefit of Borrower in favor of a Governmental Authority or other beneficiary to assure completion of the development and furnishing of the Property (the “Letters of Credit”) in accordance with the Plans and the Approved Budget. In the event that any such party obtains a Letter of Credit from Lender, Lender may advance an amount of Loan proceeds equal to the principal amount of the requested Letter of Credit and use such proceeds to purchase a certificate of deposit at Lender’s then current rates on certificates of deposit with terms approximately equivalent to the corresponding letter of credit, but not longer than the maturity date on the Note and excluding any certificate of deposit fee. The Borrower grants Lender a first and prior security interest in and to any such certificate of deposit to secure the obligations evidenced by this Loan Agreement. In the event a Letter of Credit contemplated by the terms of this section is presented to Lender and drafted upon, Borrower agrees that Lender shall, without the consent of Borrower, fund such draft on the Letter of Credit and either (a) redeem any related certificate of deposit, or (b) if a certificate of deposit was not purchased, advance Loan proceeds to repay the Lender for advances under the Letter of Credit. The expiration dates of any such Letters of Credit shall not extend past the Maturity Date “under the Note, as may be extended from time to time. If the Note matures prior to expiration of the Letter of Credit, then at the time of issuance of the Letter of Credit, the Borrower shall deposit with the Lender in a controlled account the principal necessary to fund the Letter of Credit upon any draw of the Letter of Credit; and
     2.05 [RESERVED].
     2.06 Direct Advance by Lender. During the existence of an Event of Default and at Lender’s option, Lender may make any and each Advance directly to subcontractors or to the Contractor; provided, Lender shall notify Borrower of any such direct Advance not more than forty-eight (48) hours after same being made. For these purposes, Borrower does hereby irrevocably constitute and appoint Lender to be its true and lawful agent and attorney-in-fact with full power of substitution to make any and all advances directly to major subcontractors or to the Contractor, as Lender may, in its sole discretion, deem necessary and proper to secure the continuance and completion of the New Improvements according to the terms of this Loan Agreement, and to pay all sums necessary for incidental expenses in connection therewith, all of which disbursements and sums shall for all purposes be considered Advances made by Lender to Borrower under this Loan Agreement and be secured by the Mortgage and Assignment of Rents. Said mandate or agency shall be an irrevocable power of attorney, authorizing and empowering Lender to make such direct Advances during the existence of an Event of Default, and all such Advances shall satisfy pro tanto the obligations of Lender hereunder, and shall be secured by the Mortgage and Assignment of Rents as fully as if made to Borrower, regardless of the disposition thereof by the Contractor or major subcontractors.
     2.07 Final Advance. That portion of the Loan retained by the Lender and not otherwise advanced during the course of construction shall, however, be advanced by the Lender to the Borrower upon receipt by the Lender of the following:
(a)	A written certification by the Project Inspector and the Contractor that the New Improvements have been fully and completely constructed in material accordance with the Plans and the Approved Budget and any deviations from the Plans have no material negative impact upon the value of the Property, that direct connection has been made to all appropriate utility facilities, and that the New Improvements are ready for occupancy,

(b)	Evidence satisfactory to Lender and the Title Company that all laborer’s and materialmen’s claims for labor or materials rendered or delivered in connection with the construction of the New Improvements have been paid in full (with the exception of any claims to be paid with the proceeds of the final Advance), including an affidavit of Contractor to the effect that all amounts due under the Construction Contract and, in addition, all amounts due under subcontracts, have been paid in full or will be paid in full with the proceeds of the final Advance;

(c)	Proof satisfactory to Lender that completion of the New Improvements and the readiness for occupancy of the New Improvements has been approved by every

Governmental Authority having jurisdiction, and every Governmental Permit (including, without limitation, a certificate of occupancy) necessary to such occupancy has been issued; and
(d)	A current as-built Survey showing that all of the Improvements are properly in place and within the boundary lines of the Property.
     2.08 Reallocation of Approved Budget. Lender reserves the right to make Advances that are allocated to any of the designated items in the Approved Budget for such other purposes or in such different proportions as Lender may, in its reasonable discretion, deem necessary or advisable. Borrower may not reallocate items of cost or change the Approved Budget (except in conjunction with a permitted change order) without the prior written consent of Lender, which consent shall not be unreasonably withheld or delayed, Lender agreeing to use its good faith efforts to try and approve any reallocation within five (5) days of Borrower’s written request; provided, however, that with written notice only, consent not being required, Borrower may reallocate final savings in a particular line item of the Approved Budget upon completion of all work represented by such line item.
     2.09 No Waiver. No Advance shall relieve the Borrower from satisfying all conditions precedent to Lender’s obligation to fund subsequent Advances. Should Lender advance funds hereunder absent Borrower’s satisfaction of all conditions precedent to said Advance, such shall not constitute a waiver by Lender of any of its rights hereunder including, without limitation, the rights to declare an Event of Default.
     2.10 Conditions Precedent for the Benefit of Lender. All conditions precedent to the obligation of Lender to make any Advance are imposed hereby solely for the benefit of Lender, and no other party may require satisfaction of any such condition precedent or be entitled to assume that Lender will refuse to make any Advance in the absence of strict compliance with such conditions precedent. All requirements of this Loan Agreement may be waived by Lender, in whole or in part, at any time,
     2.11 Subordination. Lender shall not be obligated to make, nor shall Borrower be entitled to request, any Advance until such time as Lender shall have received, to the extent requested by Lender based on a reasonable belief that such party disputes or may dispute the priority of the lien of the Mortgage over such party’s statutory lien rights, subordination agreements from Contractor, and all other persons finishing labor, materials, or services for the design or construction of the New Improvements, subordinating to the lien of the Mortgage any lien, claim, or charge they may have against Borrower or the Property.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BORROWER
     Borrower hereby represents, warrants and covenants as follows:
     3.01 Financial Statements. Any financial statements of Borrower that maybe delivered to Lender pursuant to this Loan Agreement will be true, correct, and complete in all material respects as of the dates specified therein and fully and accurately present the financial condition of Borrower as of the dates specified.
     3.02 Organization. Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has authority to transact business and is in good standing in the State of Arkansas and all other states where it is necessary for the operation of its business. Borrower has the power and authority to carry on its business and to enter into and perform its obligations under the Loan Documents.
     3.03 Authority to Execute Documents. The execution, delivery and performance by Borrower of this Loan Agreement and the other Loan Documents to which Borrower is a party have been duly authorized by Borrower, and such execution, delivery and performance has not and will not contravene or violate Borrower’s Certificate of Formation or other constitutional or governing documents.
     3.04 Suits, Actions, Etc. There are no actions, suits, or proceedings pending or threatened in any court or before or by any Governmental Authority against or affecting Borrower or the Property, or involving the validity, enforceability, or priority of any of the Loan Documents, at law or in equity. The consummation of the transactions contemplated hereby, and the performance of any of the terms and conditions hereof and of the other Loan Documents, will not result in a breach of, or constitute a default in, any mortgage, lease, promissory note, loan agreement, credit agreement, partnership agreement, or other agreement to which Borrower is a party or by which Borrower may be bound or affected.
     3.05 Valid and Binding Obligation. All of the Loan Documents, and all other documents referred to herein to which Borrower is a party, upon execution and delivery will constitute valid and binding obligations of Borrower, enforceable in accordance with their terms, subject to Debtor Relief Laws.
     3.06 Title to the Property. As of the date of closing, Borrower holds full legal and equitable title to the Property, subject only to title exceptions set forth in the Title Insurance accepted by Lender.
     3.07 Payment of Taxes. Borrower will pay (or cause to be paid) when due all taxes, assessments, and other liabilities on its part to be paid, except those contested in good faith. Provided, however, any such contest by Borrower of any tax or assessment shall not be made without prior written notice thereof to Lender and, in connection with any such contest, Borrower shall also post a bond or set aside adequate reserves therefor.
     3.08 Financial Reports. During the existence of an Event of Default, Borrower shall regularly provide Lender with such current financial data relative to the financial worth of Borrower and the construction and operation of the Premises as Lender may reasonably request. Absent an Event of Default, Borrower shall provide such monthly, quarterly and annual financial statements as prepared in the ordinary course of Borrower’s business. In addition and regardless of the existence of an Event of Default, Borrower shall deliver to Lender annual financial statements within ninety (90) days after the end of each calendar year which have been compiled by a certified public accountant reasonably acceptable to Lender. Lender hereby initially approves Easley, Endres, Parkhill & Brackendorff, P.C. as an acceptable certified public accounting firm for purposes of the Loan Documents. With regard to internally generated reports, all shall be certified by Borrower’s members as being true and correct.
     3.09 Commencement of Construction. As of the date hereof, no work of any kind (including the destruction or removal of any existing New Improvements, site work, clearing, grubbing, draining, or fencing of the Property) shall have commenced or shall have been performed on the Property, no equipment or material shall have been delivered to or upon the Property for any purpose whatsoever, and no contract (or memorandum affidavit thereof) for the supplying of labor, materials, or services for the construction of the New Improvements shall have been recorded in the mechanic’s lien or other appropriate records in the county where the Property is located.
     3.10 Disclosure. There is no fact known to Borrower that Borrower has not disclosed to Lender in writing that could materially adversely affect the property, business or financial condition of Borrower or the Property.
     3.11 Inducement to Lender. The representations and warranties contained in the Loan Documents are made by Borrower as an inducement to Lender to make the Loan and Borrower understands that Lender is relying on such representations and warranties and that such representations and warranties shall survive any bankruptcy proceedings involving Borrower or the Premises.
     3.12 Current Survey. Borrower will furnish to Lender, if Lender reasonably believes that any New Improvements encroach on the adjoining property, at any stage of construction, upon reasonable request from Lender, an updated current Survey reflecting that the New Improvements and all other New Improvements on the Property are entirely within the boundary lines of the Property and do not encroach upon any public road, waterway, setback line (except only pursuant to a valid permit or competent Governmental Authority) or breach or violate any material Governmental Requirements or other legal requirements or that no adjoining structure encroaches upon the Property and Borrower is unable to obtain an appropriate waiver or easement for such encroachment.
     3.13 Title Update. Borrower will furnish to Lender, as and when reasonably requested by Lender, a certificate issued by the Title Company reflecting such changes in title to the Premises as have occurred since the date of issuance of the Title Insurance Policy or binder.
     3.14 Subordination of Contractor’s Liens. Upon request of Lender, at any time and from time to time, Borrower shall use its best efforts to cause any or all contractors or subcontractors to execute, acknowledge and deliver to Lender an instrument subordinating any present or future liens against all or any part of the Premises to all liens and security interest securing payment of the Loan.
     3.15 Application for Other Advances. Borrower shall disburse all Advances for payment of costs and expenses in the Approved Budget, as may be modified from time to time hereunder, and for no other purpose.

     3.16 Environmental Matters. With respect to the operations of Borrower on the Premises, Borrower hereby represents and warrants to Lender that, except as may be specifically disclosed in that certain Phase IESA provided to Lender by Borrower:
(a)	Such operations comply and will comply in all material respects with all applicable environmental, health and safety statutes and regulations;

(b)	None of such operations is subject to any judicial or administrative proceedings alleging the violation of any applicable environmental, health or safety statute or regulation;

(c)	To the knowledge of Borrower, the Property is not the subject of investigation by any governing authority regarding the improper transportation, storage, disposal, generation or release into the environment of any Hazardous Waste, the results of which may adversely affect Borrower’s business, operations, financial condition, property, or adversely affect the value of the collateral security;

(d)	No notice or report under any applicable law or regulation indicating a past or present spill or release into the environment of any Hazardous Waste has been filed or, to the knowledge of Borrower, is required to be filed by Borrower;

(e)	Neither Borrower, nor to the knowledge of Borrower, any other person or entity whatsoever, has at any time transported, stored, disposed of, generated or released any Hazardous Waste into, upon, over of under the Property, except in compliance with all applicable environmental, health and safety statutes and regulations; and

(f)	Borrower shall conduct its business operated on the Premises so as to comply in all material respects with all environmental, health and safety laws and regulations of any governing authority having jurisdiction of said properties, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act and the Federal Occupational Safety and Health Act; provided, however, that nothing herein contained shall prevent Borrower from contesting in good faith, by appropriate legal proceedings, any such law, regulation, interpretation thereof, or application thereof provided that Borrower shall comply with the order of any court or other governmental body of competent jurisdiction relating to such laws or regulations unless Borrower shall currently be prosecuting an appeal or proceedings for review and shall have secured a stay of enforcement or execution or other arrangement postponing enforcement or execution pending such appeal or proceedings for review. Borrower shall take all actions necessary to comply with existing law, clean up any Hazardous Waste and prevent any releases of contamination by the same within or upon the Premises. If Borrower shall receive notice that any violation of any Federal, state or local environmental, health or safety law or regulation may have been committed or is about to be committed by any business operated on the Premises, then Borrower shall promptly provide Lender with a copy of such notice, and in no event later than within fifteen (15) days from Borrower’s receipt thereof.
     3.17 Merger or Consolidation. Borrower shall not merge into or consolidate with any other entity or cause or permit any material change in the ownership of Borrower, except as expressly permitted in the Loan Documents.
ARTICLE IV
COVENANTS AND AGREEMENTS OF BORROWER
     Borrower hereby covenants and agrees as follows:
     4.01 Compliance with Governmental Requirements. Borrower shall timely comply in all material respects with all Governmental Requirements and deliver to Lender evidence thereof, if reasonably requested by Lender, specifically including but not limited to all Americans with Disabilities Act and Fair Housing Act requirements. Borrower assumes full responsibility for the compliance of the Plans and the Premises with all Governmental Requirements and with sound building and engineering practices, and, notwithstanding any approvals by Lender, Lender shall have no obligation or responsibility whatsoever for the Plans or any other matter incident to the Property or the construction of the New Improvements.
     4.02 Construction Contract. Borrower shall become a party to no contract, including the Construction Contract, for the performance of any work on the Property or for the supplying of any labor, materials, or services for the construction of the New Improvements except upon such terms and with such parties as shall be approved in writing by Lender, such approval not to be unreasonably withheld or delayed. Copies of all such contracts will be promptly delivered by Borrower to Lender. Borrower agrees that it shall not request any single change order of an amount greater than $50,000, nor aggregating change orders of amounts greater than $250,000 absent the express written consent of Lender, which consent will not be unreasonably withheld.
     4.03 Construction of the New Improvements. Borrower shall commence construction of the New Improvements within thirty (30) days from the date hereof, and the construction of the New Improvements shall be prosecuted with diligence and continuity, in a good and workmanlike manner, and in accordance with sound building and engineering practices, all applicable Governmental Requirements, the Plans, and the requirements of any lessee, if applicable. Borrower shall not permit cessation of work for a period in excess of thirty (30) consecutive days or an aggregate of thirty (30) days out of any ninety (90) day period without the prior written consent of Lender and shall complete construction of the New Improvements on or before the Completion Date, free and clear of all liens. Notwithstanding anything which may be interpreted herein to the contrary, if any (a) strikes, lockouts or labor disputes; (b) inability (other than financial inability) to obtain labor or materials or reasonable substitutes therefor; or (c) acts of God, unusual weather conditions, governmental restrictions, regulations or controls, enemy or hostile action, governmental action, civil commotion, fire or other casualty, condemnation or other conditions similar to those enumerated in this item (c) beyond the reasonable control of Borrower occur (such items in (a)-(c) hereof being collectively called “Force Majeure Events”) and no Event of Default exists under any of the Loan Documents, the occurrence of such Force Majeure Events shall not constitute an Event of

Default hereunder, provided Borrower gives Lender written notice of any such. Force Majeure Event within ten (10) days after the occurrence thereof; provided, however, Borrower shall, regardless of the occurrence of any Force Majeure Event, complete the New Improvements on or before the Completion Date or within thirty (30) days thereof.
     4.04 Correction of Defects. Borrower shall correct or cause to be corrected (a) any material defect in the New Improvements, (b) any material departure in the construction of the New Improvements from the Plans, Governmental Requirements, or the requirements of any lessee, if applicable, or (c) any encroachment by any part of the New Improvements, or any structure located on the Property, on any easement, property line, or restricted area, or any encroachment by any such structure on any building line, unless Borrower obtains permission for such encroachment.
     4.05 Storage of Materials. Borrower shall cause all materials supplied for, or intended to be utilized in, the construction of the New Improvements, but not affixed to or incorporated into the New Improvements or the Property, to be stored on the Property or at such other location as may be approved by Lender in writing, with adequate safeguards, as required by Lender, to prevent loss, theft, damage, or commingling with other materials or projects. Notwithstanding the foregoing, Lender hereby expressly agrees that Borrower shall be permitted to store materials off-site so long as (i) such materials are stored in a bonded warehouse or with a contractor, materialman or fabricator that bears the risk of loss until delivery and installation of such materials in the New Improvements as part of the work in place, (ii) such materials are insured against casualty, loss and theft in a manner reasonably satisfactory to Lender, and (iii) Borrower owns such materials free and clear of all liens and encumbrances of any nature whatsoever (other than the lien of Lender).
     4.06 Inspection of the Property. Borrower shall permit Lender, and its agents and representatives, to enter upon the Land and any location where materials intended to be utilized in the construction of the Improvements are stored, for the purpose of inspection of the Land, the Improvements and such materials at all reasonable times. The costs of all such inspections while an Event of Default exists shall be borne by Borrower; otherwise, they shall be borne by Lender.
     4.07 Notices by Governmental Authority, Fire and Casualty Losses, Etc. Borrower shall timely comply with and promptly furnish to Lender true and complete copies of any official notice or claim by any Governmental Authority pertaining to the Property. Borrower shall promptly notify Lender of any fire or other casualty or any notice of taking or eminent domain action or proceeding affecting the Property.
     4.08 Special Account. Borrower shall maintain a special account with Lender, into which all Advances and any Borrower’s Deposit required under Section 4.10 (but no other funds), and excluding direct disbursements made by Lender pursuant to Section 4.11, hereof, shall be deposited by Borrower, and against which checks shall be drawn only for the payment of or reimbursement to Borrower of: (a) costs of labor, materials, and services supplied for the construction of the New Improvements specified in the Approved Budget, and (b) other costs and expenses incident to the Loan, the Property, and the construction of the New Improvements specified in the Approved Budget.

     4.09 Application of Advances. Borrower shall disburse all Advances for payment of costs and expenses specified in the Approved Budget, as may be modified from time to time hereunder, and for no other purpose.
     4.10 Borrower’s Deposit. If Lender reasonably determines at any time that the unadvanced portion of the Loan will be insufficient for payment in full of (a) costs of labor, materials, and services required for the construction of the New Improvements, (b) other costs and expenses specified in the Approved Budget, and (c) other costs and expenses required to be paid in connection with the construction of the New Improvements in accordance with the Plans, any Governmental Requirements, or the requirements of any lessee, if applicable, then Lender may require Borrower to fund a Borrower’s Deposit into the special account provided for in Section 4.08 above in an amount reasonably deemed necessary by Lender to balance the Loan. Anything to the contrary contained in this Section notwithstanding, in the event that Borrower is required to fund a Borrower’s Deposit hereunder and the Premises are thereafter completed with subsequent savings that, had they occurred prior to the requirement of the Borrower’s Deposit, would have rendered all or a portion of such Borrower’s Deposit to be unnecessary, Borrower shall be entitled to a reimbursement of the funds deposited equal to the lesser of (a) the amount of such subsequent savings or (b) the amount of the Borrower’s Deposit.
     4.11 Direct Disbursement and Application by Lender. Upon the occurrence of an Event of Default and during the continuance thereof, Lender shall have the right, but not the obligation, to disburse and directly apply the proceeds of any Advance to the satisfaction of any of Borrower’s obligations hereunder. Any Advance by Lender for such purpose shall be part of the Loan and shall be secured by the Mortgage and Assignment of Rents. Borrower hereby authorizes Lender to hold, use, disburse, and apply the Loan and the Borrower’s Deposit for payment of costs of construction of the New Improvements, expenses incident to the Loan and the Property, and the payment or performance of any obligation of Borrower hereunder. Borrower hereby assigns and pledges the proceeds of the Loan and the Borrower’s Deposit to Lender for such purposes. During the existence of an Event of Default, Lender may advance and incur such expenses as Lender reasonably deems necessary for the completion of construction of the New Improvements in accordance with the Plans and the Approved Budget and to preserve the Premises and any other security for the Loan, and such expenses, even though in excess of the amount of the Loan, shall be secured by the Mortgage and Assignment of Rents and payable to Lender upon demand. Lender may disburse any portion of any Advance to persons other than Borrower for the purposes specified in this Section 4.11, and the amount of Advances to which Borrower shall thereafter be entitled shall be correspondingly reduced.
     4.12 Costs and Expenses. Borrower shall pay when due all costs and expenses required by this Loan Agreement, including, without limitation, (a) all taxes and assessments applicable to the Premises, (b) all fees for filing or recording the Loan Documents, (c) all fees and commissions lawfully due to brokers, salesmen, and agents in connection with the Loan or the Premises, (d) all title insurance and title examination charges, including premiums for the Title Insurance, (e) all survey costs and expenses, including the cost of the Survey, (f) all premiums for the Insurance Policies, (g) after the occurrence of an Event of Default, the expenses and charges of any independent engineer or professional appointed by Lender to make inspections of the New Improvements in connection with draw requests, and (h) all other reasonable costs and expenses, including attorney’s fees, payable to third parties incurred by Lender and which Lender is herein authorized or permitted to incur in connection with the consummation of the transactions contemplated by this Loan Agreement.
     4.13 Additional Documents. Borrower shall execute and deliver to Lender, from time to time as requested by Lender, such other documents as shall reasonably be necessary to provide the rights and remedies to Lender granted or provided for by the Loan Documents.
     4.14 Inspection of Books and Records. Borrower shall permit Lender, at all reasonable times, to examine and copy the books and records of Borrower pertaining to the Loan and the Premises, and all contracts, statements, invoices, bills, and claims for labor, materials, and services supplied for the construction of the New Improvements.
     4.15 No Liability of Lender. Lender shall have no liability, obligation, or responsibility whatsoever with respect to the construction of the New Improvements except to advance the Loan and, if applicable, the Borrower’s Deposit pursuant to this Loan Agreement. Lender shall not be obligated to inspect the Property or the construction of the New Improvements, nor be liable for the performance or default of Borrower, the Project Inspector, Contractor, or any other party, or for any failure to construct, complete, protect, or insure the New Improvements, or for the payment of costs of labor, materials, or services supplied for the construction of the New Improvements, or for the performance of any obligation of Borrower whatsoever. Nothing, including without limitation any Advance or acceptance of any document or instrument, shall be construed as a representation or warranty, express or implied, to any party by Lender.
     4.16 No Conditional Sale Contracts, Etc. With the exception of (i) leased construction and leasing trailers, (ii) isolated leased office equipment in the ordinary course of business, (iii) leased trash dumpster(s) and trash compactor(s) and (iv) possible leased van(s) and/or golf cart(s) in future use at the Premises, no materials, equipment, or fixtures shall be supplied, purchased, or installed for the construction or operation of the New Improvements pursuant to security agreements, conditional sale contracts, lease agreements, or other arrangements or understandings whereby a security interest or title is retained by any party or the right is reserved or accrues to any party to remove or repossess any materials, equipment, or fixtures intended to be utilized in the construction or operation of the New Improvements.
     4.17 Defense of Actions. Lender may (but shall not be obligated to) commence, appear in, or defend any action or proceeding purporting to affect the Loan, the Premises, or the respective rights and obligations of Lender and Borrower pursuant to this Loan Agreement. Lender may (but shall not be obligated to) pay all necessary and reasonable expenses, including reasonable attorneys’ fees and expenses incurred in connection with such proceedings or actions, which Borrower agrees to repay to Lender upon demand.
     4.18 Assignment of Construction Contract. As additional security for the payment of the Loan, Borrower hereby transfers and assigns to Lender all of Borrower’s rights and interest, but not its obligations, in, under, and to the Construction Contract with the Contractor, upon the following terms and conditions:

(a)	Borrower represents and warrants that the copy of any Construction Contract it has furnished to Lender is a true and complete copy thereof and that Borrower’s interest therein is not subject to any claim, setoff, or encumbrance;

(b)	Neither this assignment nor any action by Lender shall constitute an assumption by Lender of any obligation under the Construction Contract, and Borrower shall continue to be liable for all obligations of Borrower thereunder, Borrower hereby agreeing to perform all of its obligations under the Construction Contract so long as Contractor is not in default thereunder; provided, however, that regardless of whether Contractor is in default under the Construction Contract, Borrower is still obligated to complete the New Improvements according to the Plans and this Loan Agreement Borrower agrees to indemnify and hold Lender harmless against and from any loss, cost, liability, or expense (including, but not limited to, reasonable attorneys’ fees) resulting from any failure of Borrower to so perform;

(c)	During the existence of an Event of Default, Lender shall have the right (but shall have no obligation) to take in its name or in the name of Borrower such action as Lender may at any time determine to be necessary or advisable to cure any default under the Construction Contract or to protect the rights of Borrower or Lender thereunder. Lender shall incur no liability if any action so taken by it or in its behalf shall prove to be inadequate or invalid, if such action does not constitute gross negligence or willful misconduct on Lender’s part, and Borrower agrees to hold Lender free and harmless against and from any loss, cost, liability or expense (including, but not limited to, reasonable attorneys’ fees) incurred in connection with any such action;

(d)	Borrower hereby irrevocably constitutes and appoints Lender as Borrower’s attorney-in-fact, in Borrower’s name or in Lender’s name, to enforce all rights of Borrower under the Construction Contract, upon the occurrence and continuance of an Event of Default;

(e)	Prior to an Event of Default, Borrower shall have the right to exercise its rights as owner under the Construction Contract, provided that Borrower shall not cancel or materially amend the Construction Contract or do or suffer to be done any act which would impair the security constituted by this assignment without the prior written consent of Lender which consent will not be unreasonably withheld; and

(f)	This assignment shall inure to the benefit of Lender, its successors and assigns, including any purchaser upon foreclosure of the Mortgage, any receiver in possession of the Property, and any corporation formed by or on behalf of Lender which assumes Lender’s rights and obligations under this Loan Agreement.
     4.19 Assignment of Plans. As additional security for the payment of the Loan, Borrower hereby transfers and assigns to Lender all of Borrower’s right, title, and interest in and to the Plans and hereby represents and warrants to and agrees with Lender as follows:

(a)	The schedule of the Plans delivered to Lender is a complete and accurate description of the Plans;

(b)	The Plans are complete and adequate for the construction of the New Improvements and there have been no modifications thereof except as described in such schedule. Except in conjunction with a permitted change order, the Plans shall not be modified without the prior written consent of Lender, which consent by Lender shall not be unreasonably withheld;

(c)	Lender may use the Plans for any purpose relating to the New Improvements, including but not limited to inspections of construction and the completion of the New Improvements;

(d)	Lender’s acceptance of this assignment shall not constitute approval of the Plans by Lender. Lender has no liability or obligation whatsoever in connection with the Plans and no responsibility for the adequacy thereof or for the construction of the New Improvements contemplated by the Plans. Lender has no duty to inspect the New Improvements, and, if Lender should inspect the New Improvements, Lender shall have no liability or obligation to Borrower arising out of such inspection. No such inspection nor any failure by Lender to make objections after any such inspection shall constitute a representation by Lender that the New Improvements are in accordance with the Plans or constitute a waiver of Lender’s right thereafter to insist that the New Improvements be constructed in accordance with the Plans; and

(e)	This assignment shall inure to the benefit of Lender, its successors and assigns, including any purchaser upon foreclosure of the Mortgage, any receiver in possession of the Property, and any corporation formed by or on behalf of Lender which assumes Lender’s rights and obligations under this Loan Agreement.
     4.20 Prohibition on Assignment of Borrower’s Interest. Borrower shall not assign or encumber any interest of Borrower hereunder without the prior written consent of Lender.
     4.21 Payment of Claims. Borrower shall promptly pay or cause to be paid when due all costs and expenses incurred in connection with the Premises and the construction of the New Improvements, and Borrower shall keep the Premises free and clear of any liens, charges, or claims other than the lien of the Mortgage and other liens approved in writing by Lender. Notwithstanding anything to the contrary contained in this Loan Agreement, Borrower (a) may contest the validity or amount of any claim of any contractor, consultant, or other person providing labor, materials, or services with respect to the Premises, (b) may contest any tax or special assessments levied by any Governmental Authority, and (c) may contest the enforcement of or compliance with any Governmental Requirements, and such contest on the part of Borrower shall not be a default hereunder and shall not release Lender from its obligations to make Advances hereunder; provided, however, that during the pendency of any such contest Borrower shall furnish to Lender and Title Company an indemnity bond with corporate surety satisfactory to Lender and Title Company or other security acceptable to them in an amount equal to the amount being contested plus a reasonable additional sum to cover possible costs, interest, and penalties, and provided further that Borrower shall pay any amount adjudged by a court of competent jurisdiction to be due, with all costs, interest, and penalties thereon, before such judgment becomes a lien on the Premises.
     4.22 Restrictions Affecting the Property. Borrower shall not impose any restrictive covenants or encumbrances upon the Premises (with the exception of customary, non-blanket utility easements necessary for the efficient and proper development of the Property), or execute or file any subdivision plat affecting the Premises absent the review and approval of Lender.
     4.23 [RESERVED].
     4.24 Tax Receipts. Borrower shall furnish Lender with receipts or tax statements marked “Paid” to evidence the payment of all taxes levied on the Property on or before ten (10) days prior to the date such taxes become delinquent.
     4.25 Insurance. Borrower will maintain or cause to be maintained with Lender throughout the term of the Loan and furnish to Lender certificates evidencing the Insurance Policies, with insurance companies authorized to provide insurance in the State, with an A.M. Best Rating of no less than “A-VII and in such amounts as shall be reasonably required by Lender:
(a)	Builder’s risk insurance, extended coverage insurance against loss or damage by fire, lightning, windstorm, hail, explosion, riot, vandalism, malicious mischief, riot attending a strike, civil commotion, aircraft, vehicles, smoke and other risks from time to time included under “extended coverage” policies (and, if applicable, upon the completion of construction and expiration or termination of such insurance, such other hazard or casualty insurance insuring against such perils), in an amount not less than the then current replacement cost of the Premises but in no event less than the amount required to avoid co-insurance, and including, to the extent possible, (i) an Agreed Amount Endorsement, (ii) a Replacement Cost Endorsement, (ii) a Standard Mortgagee Clause (Lender and any party designated by Lender to be named as mortgagee and loss payee), and (iv) [RESERVED], Provided there does not then exist any Event of Default hereunder or under the Mortgage, Lender shall make the proceeds of such policy or policies available to Borrower for repair and restoration of the Premises in accordance with the terms of the Mortgage.

(b)	Worker’s compensation insurance necessary to comply with the applicable laws and regulations of the State.

(c)	Commercial general liability insurance to cover claims for bodily injury and property damage to third parties arising out of the Premises or operation of the Borrower at the Premises in amounts approved from by Lender in its reasonable discretion as being appropriate for projects of similar size, scope and operation, which insurance shall designate Lender as an additional insured.

(d)	Flood and mudslide insurance in an amount equal to the lesser of (i) the outstanding principal balance of the Loan from time to time, or (ii) the maximum limit of coverage made available with respect to the Premises under the Federal Flood

Insurance Program; provided, that such flood and mudslide insurance shall not be required if Borrower shall provide Lender with evidence satisfactory to Lender that the Premises are not situated within an area identified by the Secretary of Housing and Urban Development or by any other governmental department, agency, bureau, board or instrumentality as an area having special flood or mudslide hazards, and that no flood insurance is required on the building site by any regulations under which Lender is governed. Lender acknowledges that as of the date of this Loan Agreement, no such flood and mudslide insurance is required. All Insurance Policies shall name Lender and parties designated by Lender as loss payee, as their respective interests may appear, and shall contain an agreement to notify Lender in writing at least thirty (30) days prior to cancellation of such policy.
     4.26 Replacement Reserve Account. Within three (3) days of receiving its first certificate of occupancy or equivalent governmental permit, Borrower shall deposit with Lender, Four Thousand One Hundred and Sixty-six and 67/100 Dollars ($4,166.67) and an equivalent amount each month thereafter up to One Hundred and Fifty Thousand and No/100 Dollars ($150,000) to be held in an interest-bearing account (the “Replacement Reserve Account”) which meets the standards for custodial accounts as required by Lender from time to time. If any amounts are drawn out of the Replacement Reserve Account pursuant to the provisions hereof, the Borrower shall replenish the Replacement Reserve Account by making additional consecutive monthly payments equal to one twelfth (l/12th) of the amount so withdrawn. Lender or a designated representative of Lender shall have the sole right to make withdrawals from such account. All interest earned on funds in the Replacement Reserve Account shall be added to and become part of the Replacement Reserve Account. Lender shall not be responsible for any losses resulting from the investment of the Replacement Reserve Account or for obtaining any specific level or percentage of earnings on such investment. Required Borrower deposits into the Replacement Reserve Account maybe funded out of final cost savings on the Project as reflected in the Approved Budget. Upon full and final payment of all amounts owed by Borrower to Lender, Lender shall remit the remaining balance of the Replacement Reserve, or, alternatively, the Borrower may elect to have the balance of the Replacement Reserve applied to satisfy the full and final payment of all amounts owed by Borrower to Lender.
(a)	Lender shall disburse funds from the Replacement Reserve Account, in its sole discretion, as follows:
(i)	Borrower’s Request. If Borrower determines, at any time or from time to time, that a capital replacement (including items such as carpet/vinyl flooring, window treatments, roofs, furnaces/boilers, air conditioners, ovens/ranges, refrigerators, dishwashers, water heaters, garbage disposals and other similar items) (each a “Capital Replacement”) is necessary or desirable, Borrower shall perform such Capital Replacement and request from Lender, in writing, reimbursement for such Capital Replacement. Borrower’s request for reimbursement shall include (A) a detailed description of the Capital Replacement performed, together with evidence, satisfactory to Lender, that the cost of such Capital Replacement has been paid and

(B) lien waivers from each contractor and material supplier supplying labor or materials for such Capital Replacement.
(ii)	Lender’s Request. If Lender shall reasonably determine at any time or from time to time, that a Capital Replacement is necessary for the proper maintenance of the Property, it shall so notify Borrower, in writing, requesting that Borrower obtain and submit to Lender bids for all labor and materials required in connection with such Capital Replacement. Borrower shall submit such bids and a time schedule for completing each Capital Replacement to Lender within thirty (3 0) days after Borrower’s receipt of Lender’s written notice. Borrower shall perform such Capital Replacement and request from Lender, in writing, reimbursement for such Capital Replacement. Borrower’s request for reimbursement shall include (A) a detailed description of the Capital Replacement performed, together with evidence, satisfactory to Lender, that the cost of such Capital Replacement has been paid and (B) lien waivers from each contractor and material supplier supplying labor or materials for such Capital Replacement, if required by Lender.
(b)	Conditions Precedent. Disbursements from the Replacement Reserve Fund shall be made no more frequently than once every month. Disbursements shall be made only if the following conditions precedent have been satisfied, as reasonably determined by Lender:
(i)	Payment for Capital Replacement The Capital Replacement has been performed and/or installed on the Property in a good and workmanlike manner with suitable materials (or in the case of a partial disbursement, performed and/or installed on the Property to an acceptable stage) and paid for by Borrower as evidenced by copies of all applicable paid invoices or bills submitted to Lender by Borrower at the time Borrower requests disbursement from the Replacement Reserve Fund.

(ii)	No Default. There is no condition, event or act that would constitute a default (with or without notice and/or lapse of time) under this Agreement or any other Loan Document.

(iii)	Representations and Warranties. All representations and warranties of Borrower set forth in this Agreement and in the Loan Documents are true in all material respects.

(iv)	Continuing Compliance. Borrower is in full compliance with the provisions of this Agreement, the other Loan Documents and any request or demand by Lender permitted hereby.

(v)	No Lien Claim. No lien or claim based on furnishing labor or materials has been filed or asserted against the Premises, unless

Borrower has properly provided bond or other security against loss in accordance with applicable law.
(vi)	Approvals. All Governmental Permits required for the Capital Replacement as completed to the applicable stage have been obtained.

(vii)	Legal Compliance. The Capital Replacement as completed to the applicable stage does not violate any applicable Governmental Requirements.
(c)	Right to Complete Capital Replacements. If Borrower abandons or fails to proceed diligently to undertake and/or complete any Capital Replacement in a timely fashion or is otherwise in default under this Agreement for 3 0 days after written notice of such failure by Lender to Borrower, Lender shall have the right (but not the obligation) to enter upon the Property and take over and cause the completion of such Capital Replacement. However, no such notice or grace period shall apply in the case of such failure which could, in Lender’s judgment, absent immediate exercise by Lender of a right or remedy under this Agreement, result in harm to Lender or impairment of the security given under the Mortgage or any other Loan Document. Any contracts entered into or indebtedness incurred upon the exercise of such right may be in the name of Borrower, and Lender is hereby irrevocably appointed the attorney in fact of Borrower, such appointment being coupled with an interest, to enter into such contracts, incur such obligations, enforce any contracts or agreements made by or on behalf of Borrower (including the prosecution and defense of all actions and proceedings in connection with the Capital Replacement and the payment, settlement or compromise of all bills and claims for materials and work performed in connection with the Capital Replacement) and do any and all things necessary or proper to complete any Capital Replacement including signing Borrower’s name to any contracts and documents as may be deemed necessary by Lender. In no event shall Lender be required to expend its own funds to complete any Capital Replacement, but Lender may, in its sole discretion, advance such funds. Any funds advanced shall be added to the outstanding balance of the Loan, secured by the Mortgage and payable to Lender by Borrower in accordance with the provisions of the Mortgage pertaining to the protection of Lender’s security and advances made by Lender. Borrower waives any and all claims it may have against Lender for materials used, work performed or resultant damage to the Property unless arising due to Lender’s gross negligence or willful misconduct.

(d)	To secure Borrower’s obligations under this Agreement and to further secure Borrower’s obligations under the Note, and other Loan Documents, Borrower hereby conveys, pledges, transfers and grants to Lender a first and prior security interest pursuant to the Uniform Commercial Code or any other applicable law in and to all money in the Replacement Reserve Account, as same may increase or decrease from time to time, all interest and dividends thereon and all proceeds thereof.
     4.27 Restrictions on Distributions. Borrower shall not make any distributions or dividends to its members unless the following conditions have been satisfied (a) at least twelve (12) months shall have elapsed since the first residential Lease shall have been executed and become effective; (b) with respect to the twelve (12) month period immediately preceding the proposed distribution or dividend, the Borrower shall have a debt service coverage ratio equal to 1.2% determined by dividing the net operating income of the Borrower by all principal, interest and other payment obligations due to Lender; and (c) at least three (3) months shall have elapsed since the last distribution or dividend. The foregoing debt service coverage ratios shall be derived from the financial statements provided by Borrower pursuant to this Agreement and approved by Lender in its reasonable discretion.
ARTICLE V
RIGHTS AND REMEDIES OF LENDER
     5.01 Rights of Lender. Upon the occurrence and continuation of an Event of Default, Lender shall have the right, in addition to any other right or remedy of Lender set forth in the Note, the Loan Documents, the Mortgage or in any other document associated with this transaction, but not the obligation, in its own name or in the name of Borrower, to enter into possession of the Premises; to perform all work necessary to complete the construction of the New Improvements substantially in accordance with the Plans, Governmental Requirements, and the requirements of any lessee, if applicable; and to employ watchmen and other safeguards to protect the Premises. Borrower hereby appoints Lender as the attorney-in-fact of Borrower, with full power of substitution, and in the name of Borrower, if Lender elects to do so, upon the occurrence and continuation of an Event of Default, to (a) use such sums as are necessary, including any proceeds of the Loan and the Borrower’s Deposit, make such changes or corrections in the Plans, and employ such, engineers, and contractors as may be required for the purpose of completing the construction of the New Improvements substantially in accordance with the Plans and Governmental Requirements, (b) execute all applications and certificates in the name of Borrower which may be required for completion of construction of the New Improvements, (c) endorse the name of Borrower on any checks or drafts representing proceeds of the Insurance Policies, or other checks or instruments payable to Borrower with respect to the Premises, (d) do every act with respect to the construction of the New Improvements which Borrower may do, and (e) prosecute or defend any action or proceeding incident to the Premises. The power of attorney granted hereby is a power coupled with an interest and irrevocable. Lender shall have no obligation to undertake any of the foregoing actions, and, if Lender should do so, it shall have no liability to Borrower for the sufficiency or adequacy of any such actions taken by Lender, except if such actions are determined by a court of competent jurisdiction to constitute willful misconduct or gross negligence on the part of Lender.
     5.02 Acceleration. Upon the occurrence of an Event of Default, Lender may, at its option, declare the Loan immediately due and payable without notice of any kind.

     5.03 Cessation of Advances. Upon the occurrence of an Event of Default, the obligation of Lender to disburse the Loan and the Borrower’s Deposit and all other obligations of Lender hereunder shall, at Lender’s option, immediately terminate.
     5.04 Funds of Lender. Any funds of Lender used for any purpose referred to in this Article V shall constitute Advances secured by the Loan Documents and shall bear interest at the rate specified in the Note to be applicable after default thereunder.
     5.05 No Waiver or Exhaustion. No waiver by Lender of any of its rights or remedies hereunder, in the other Loan Documents, or otherwise, shall be considered a waiver of any other or subsequent right or remedy of Lender, no delay or omission in the exercise or enforcement by Lender of any rights or remedies shall ever be construed as a waiver of any right or remedy of Lender; and no exercise or enforcement of any such rights or remedies shall ever be held to exhaust any right or remedy of Lender.
     5.06 Other Remedies. In addition to the foregoing, the Lender shall possess all other rights and remedies available to it at either law or equity upon the occurrence of an Event of Default including, without limitation, the right to foreclose the Mortgage and exert any and all other rights and remedies available to it thereunder or under any other debt evidencing or debt securing document executed by and between Lender and Borrower.
ARTICLE VI
GENERAL TERMS AND CONDITIONS
     6.01 Notices. All notices or other written communications hereunder shall be deemed to have been properly given (a) upon delivery, if delivered in person or by facsimile transmission with receipt acknowledged by the recipient thereof (and if the sending party also uses one of the other delivery methods prescribed herein), (b) one (1) Business Day (defined below) after having been deposited for overnight delivery with any reputable overnight courier service, or (c) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:
If to Borrower:
Campus Crest at Conway, LLC
2100 Rexford Road, Suite 414
Charlotte, North Carolina 28211
Attn: Crystal A. Bowman
Facsimile: 704-943-4298
With a copy to:
Bradley Arant Boult Cummings LLP
1819 5th Avenue North
Birmingham, Alabama 35203

Attn: Dawn Helms Sharff
Facsimile: 205-488-6200
And with a copy to:
Harrison Street Real Estate Capital
71 South Wacker Drive, Suite 3585
Chicago, Illinois 60606
Attn: General Counsel
If to Lender:
CENTENNIAL BANK
Attn: Greg Sanson
620 Chestnut Street
Conway, Arkansas 72032
Facsimile: 501-328-4650
With a copy to:
GILL ELROD RAGON OWEN & SHERMAN, P.A.
Attn: Daniel Goodwin
425 West Capitol Avenue, Suite 3801
Little Rock, Arkansas 72201
Facsimile: 501-372-3359
or addressed as such party may from time to time designate by written notice to the other parties.
     Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.
     For purposes of this Subsection, “Business Day” shall mean a day on which commercial banks are authorized to conduct business or Lender is open for business in the State of Arkansas.
     6.02 Entire Agreement and Modifications. The Loan Documents constitute the entire understanding and agreement between the undersigned with respect to the transactions arising in connection with the Loan and supersede all prior written or oral understandings and agreements between the undersigned in connection therewith. No provision of this Loan Agreement or the other Loan Documents may be modified, waived, or terminated except by instrument in writing executed by the party against whom a modification, waiver, or termination is sought to be enforced.
     6.03 Election of Remedies. Lender shall have all of the rights and remedies granted in the Loan Documents and available at law or in equity, and these same rights and remedies shall be cumulative and maybe pursued separately, successively, or concurrently against Borrower or any property covered under the Loan Documents, at the sole discretion of Lender. The exercise or failure to exercise any of the same shall not constitute a waiver or release thereof or of any other right or remedy, and the same shall be nonexclusive.
     6.04 Form and Substance. All documents, certificates, insurance policies, and other items required under this Loan Agreement to be executed and/or delivered to Lender shall be in form and substance reasonably satisfactory to Lender.
     6.05 Limitation on Interest. All agreements between Borrower and Lender, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any indebtedness governed hereby or otherwise, shall the interest contracted for, charged or received by Lender exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to Lender in excess of the maximum lawful amount, the interest payable to Lender shall be reduced to the maximum amount permitted under applicable law; and, if from any circumstance the Lender shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal of the Loan and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of the Loan such excess shall be refunded to Borrower. All interest paid or agreed to be paid to Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full period until payment in full of the principal of the Loan (including the period of any renewal or extension thereof) so that interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This paragraph shall control all agreements between the Borrower and Lender.
     6.06 No Third Party Beneficiary. This Loan Agreement is for the sole benefit of Lender and Borrower and is not for the benefit of any third party.
     6.07 Borrower in Control. In no event shall Lender’s rights and interests under the Loan Documents be construed to give Lender the right to, or be deemed to indicate that Lender is in control of the business, management or properties of Borrower or has power over the daily management functions and operating decisions made by Borrower.
     6.08 Number and Gender. Whenever used herein, the singular number shall include the plural and the plural the singular, and the use of any gender shall be applicable to all genders. The duties, covenants, obligations, and warranties of Borrower in this Loan Agreement shall be joint and several obligations of Borrower and of each Borrower if more than one.
     6.09 Captions. The captions, headings, and arrangements used in this Loan Agreement are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.
     6.10 Applicable Law. This Loan Agreement and the other Loan Documents shall be governed by and construed in accordance with the laws of the State and the laws of the United States.

     6.11 Binding Effect. This Agreement shall extend to and be binding upon and inure to the benefit of the successors and assigns of the parties; provided, however, that Borrower shall not assign or transfer its rights or obligations hereunder without the prior written consent of Lender.
     6.12 Participation. Lender shall have the exclusive option and privilege of selling the Loan in its entirety or participating interests in the Loan to such persons or entities and on such terms and conditions as Lender may determine and may disclose any and all information relating to the Loan to such participants or any other purchaser of the Loan on a confidential basis.
     6.13 Severability. In the event that any one or more of the provisions contained in this Loan Agreement or in any other loan document executed in connection herewith shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Loan Agreement or any other Loan Document executed in connection herewith, and in lieu of such invalid, illegal or unenforceable provision there shall be added automatically as part of this Loan Agreement a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and unenforceable thereafter.
     6.14 Authorization. Borrower hereby covenants, warrants and represents that the individual who is executing this Loan Agreement on behalf of Borrower has the full power, authority and legal right to execute and deliver this Loan Agreement and all other documents executed and delivered in connection herewith, that all requisite authority and action necessary to bind the Borrower has previously been taken, and that this Loan Agreement and all documents executed in connection herewith constitute legal, valid and binding obligations of the Borrower.
     6.15 No Joint Venture. The parties hereto covenant and agree that the relationship between Lender and Borrower shall be strictly construed as a relationship between a debtor and a secured party and never as a joint venture or similar relationship between Lender and Borrower. Lender shall not be obligated to perform or discharge any obligation or duty of Borrower with respect to (a) the operation of the mortgaged property or (b) the performance of any obligations under any leases affecting the mortgaged property. Borrower covenants and agrees to hold harmless, defend and indemnify the Lender from and against any liability arising with respect to (a) Borrower’s operation of the mortgaged property or (b) Borrower’s performance of any of its covenants or obligations under any of the leases pertaining to the mortgaged property.
     6.16 Construction Sign/Press Release. Borrower shall allow Lender, at Lender’s cost, to erect at the Property a sign, subject to Borrower’s reasonable approval, evidencing Lender’s advancement of the subject credit facility. Borrower shall also allow Lender to issue a press release or other public announcement regarding Lender’s advancement of the subject credit facility. Any reference on such sign or in such press release or public announcements to Borrower’s sole member or the members of Borrower’s sole member shall be subject to Borrower’s prior written approval, and Lender shall not disclose the specific terms of the Loan.
     6.17 JURY WAIVER. BORROWER HEREBY WAIVES BORROWER’S RIGHT TO A JURY TRIAL IN THE EVENT OF ANY DISPUTE OR LITIGATION ARISING HEREUNDER OR UNDER ANY RELATED DOCUMENTS EXECUTED IN CONNECTION HEREWITH.

BORROWER COVENANTS AND AGREES THAT THE SOLE AND EXCLUSIVE JURISDICTION AND VENUE FOR ALL LITIGATION ARISING IN CONNECTION WITH THE ENFORCEMENT, COLLECTION OR ADMINISTRATION OF THIS AGREEMENT SHALL REST EXCLUSIVELY IN THE COUNTY AND STATE WHEREIN THE SUBJECT REAL PROPERTY IS LOCATED AND BORROWER WAIVES ALL RIGHTS TO ASSERT OTHERWISE.
     6.18. [RESERVED].
     6.19 USA Patriot Act Compliance. Borrower warrants and represents that neither Borrower nor any principal, manager or majority member of Borrower appear on the list of Specially Designated Nationals and Blocked Persons that is maintained by the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) or any similar list maintained by any governmental entity or agency (collectively, the “SDN List”). If Lender knows, has reason to know or suspects or has reason to suspect that Borrower has, is, or will violate the warranty and representation contained in the preceding sentence, Lender shall have the right to terminate this Agreement and to take any and all action or to make any report or notification required by OFAC or any other applicable governmental entity or agency or by the laws relating to the applicable SDN List.
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[Signatures to Secured Construction Loan Agreement]
     In WITNESS WHEREOF, this Secured Construction Loan Agreement is executed on the date set forth in the preface.

LENDER: CENTENNIAL BANK
By:
Title: Vice president

BORROWER: CAMPUS CREST AT CONWAY, LLC, a Delaware limited liability company
By:	HSRE Campus Crest I, LLC, a Delaware limited liability company, its sole member

By:	Campus Crest Ventures III, LLC, a Delaware limited liability company, a member

By:	Campus Crest Properties, LLC, a North Carolina limited liability company, its Manager

By:	/s/ Michael S. Hartnett
Michael S. Hartnett
Its Manager